EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Robin DeCarlo
Executive Vice President and CFO	Senior Manager, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS PHARMACEUTICALS, INC. ANNOUNCES

THIRD QUARTER FISCAL 2005 RESULTS

Investor Conference Call Planned for August 9, 2005, 9:00 A.M. Eastern Time

LEXINGTON, MA, August 9, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the consolidated results of its operations for the three and nine-month periods ended June 30, 2005.

The Company reported a net loss of $(9,789,000) or $(0.21) per share diluted, for the three-month period ended June 30, 2005, compared with a net loss of $(16,963,000), or $(0.36) per share diluted, for the three-month period ended June 30, 2004. For the nine-month period ended June 30, 2005, the Company reported a net loss of $(40,658,000), or $(0.87) per share diluted, versus a net loss of $(40,357,000), or $(0.85) per share diluted, for the nine-month period ended June 30, 2004.

At June 30, 2005, the Company had cash, cash equivalents and marketable securities of approximately $108,594,000.

The Company will hold an investor conference call today, August 9, 2005, beginning at 9:00 A.M. eastern time. Details follow below.

“Indevus has had an active and successful past several months,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We have made significant progress in achieving our goals for 2005 and in the execution of our long term strategy. These accomplishments include the announcement of positive Phase II data for SANCTURA XR™ in June, the in-licensing of NEBIDO® last month, the initiation of a Phase III trial for PRO 2000 and the initiation of a Phase II trial for pagoclone.

“We recently announced the closing of the SANCTURA transaction with Esprit Pharma. We are pleased with the amended economic terms of the deal, including an increase in royalty rates, guaranteed minimum royalties, increased and extended sales force reimbursement payments, and an option to co-promote a future Esprit product,” said Dr. Cooper. “Esprit is led by a highly seasoned management team with a long track record of success in pharmaceutical sales and marketing. Combining our urology sales force, which has performed extremely well during the launch of SANCTURA, with the Esprit team gives us confidence in the future of the SANCTURA brand.

“We continue to make significant progress on SANCTURA XR, our once-daily formulation of SANCTURA, for the treatment of overactive bladder,” said Dr. Cooper. “In June, we announced positive Phase II results for SANCTURA XR. We expect to begin Phase III trials for SANCTURA XR by the end of the summer.

“The announcement last month of our licensing of NEBIDO from Schering AG, Germany is an important step in our continued effort to build a world-class urology franchise,” said Dr. Cooper. “NEBIDO, for the treatment of male hypogonadism, would be the first three-month testosterone preparation approved in the growing market for testosterone replacement therapies. We plan to file a New Drug Application for NEBIDO with the FDA in the second half of 2006.

“During the quarter, we initiated a Phase II clinical trial with pagoclone, our product under development for stuttering,” said Dr. Cooper. “There currently is no FDA-approved pharmacotherapy available for this debilitating condition. If successful, pagoclone has the potential to bring much-needed relief to those patients affected by this disorder. We anticipate the results of this trial to be available early in calendar year 2006.

“We expect the second Phase III trial for PRO 2000 to be initiated by the end of the summer,” said Dr. Cooper. “This study, which is being supported by the Medical Research Council, will enroll approximately 10,000 women. The study endpoints include HIV infection rates among the participants, as well as infection rates of other sexually transmitted diseases, including herpes, chlamydia and gonorrhea. This study follows the initiation in February of the National Institutes of Health-funded Phase III study involving approximately 3,200 women.

“We continue to work on formulation development for aminocandin, our product for the treatment of serious fungal infections. Several formulations are in preclinical studies and we expect to resume the multi-dose Phase I clinical study in 2006. We are pleased that all seven abstracts submitted for presentation at the 45th Interscience Conference on Antimicrobial Agents

and Chemotherapy (ICACC) scheduled for September 21 – 24, 2005 in New Orleans, LA have been accepted,” said Dr. Cooper. “These preclinical in vitro and in vivo studies examine aminocandin’s activity against Candida species and Aspergillus species. The studies demonstrated that aminocandin improved survival and decreased tissue burden in animals when given as single or multiple doses, as treatment or as prophylaxis for candidiasis or aspergillosis, and compared favorably when tested against other antifungals.”

Financial Results

The Company had total consolidated revenues of $8,193,000 and $23,233,000 for the three and nine-month periods ended June 30, 2005, compared to consolidated revenues of $4,461,000 and $6,264,000 for the three and nine-months ended June 30, 2004. Product revenue for the three month period ended June 30, 2005 includes $1,969,000 in royalties from PLIVA on sales of SANCTURA and $762,000 from sales of SANCTURA finished product to PLIVA. Product revenue in both fiscal 2005 and 2004 also includes royalties received from Eli Lilly and Company for sales of Sarafem™. Contract and license fees in the three month period ended June 30, 2005 of $5,050,000 relate almost entirely to the PLIVA agreement, including $3,125,000 from amortization of deferred revenue.

The Company’s consolidated expenses for the three-month period ended June 30, 2005 were $16,478,000, compared to consolidated expenses of $20,447,000 for the three-month period ended June 30, 2004. For the nine-month period ended June 30, 2005, consolidated expenses were $59,890,000, compared to $43,465,000 for the nine-month period ended June 30, 2004. Cost of revenues relates primarily to sales of SANCTURA to PLIVA and royalties to Madaus for SANCTURA. Research and development costs for the three month period ended June 30, 2005 decreased 4% versus the corresponding period in fiscal 2004 to $5,559,000. Marketing, general, and administrative expense for the three month period decreased 38% to $9,045,000 from $14,572,000 for the corresponding period last year, primarily due to substantially reduced SANCTURA-related advertising and promotion and sales force expenses.

Investor Conference Call and Web Cast

Indevus will host an investor conference call today, August 9, 2005, at 9:00 a.m. eastern time. To access the live call, please dial (800) 291-5365 from the U.S. and Canada, and (617) 614-3922 from international locations. The participant passcode is 78864446. An archived recording of the call will be available beginning two hours after its completion and lasting through September 1, 2005. To access the archived call, please dial (888) 286-8010 from the U.S. and Canada and (617) 801-6888 from international locations. For archived calls, enter the conference ID number, 90944757.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA® for overactive bladder and has multiple compounds in clinical development, including NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, pagoclone for stuttering, aminocandin for systemic fungal infections, and IP 751 for interstitial cystitis.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth and constipation. Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended June 30, 2005 and 2004

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2005	2004	2005	2004
Total revenues	$8,193	$4,461	$23,233	$6,264

Costs and expenses:
Cost of revenues	1,874	98	7,729	459
Research and development	5,559	5,777	17,448	18,636
Marketing, general and administrative	9,045	14,572	34,713	24,370

Total costs and expenses	16,478	20,447	59,890	43,465

Loss from operations	(8,285)	(15,986)	(36,657)	(37,201)

Investment income	798	315	2,210	717
Interest expense	(1,293)	(1,293)	(3,878)	(3,878)
Other	(9)	1	(183)	5

Loss before income taxes	(8,789)	(16,963)	(38,508)	(40,357)
Provision for income taxes	(1,000)	—	(2,150)	—

Net loss	$(9,789)	$(16,963)	$(40,658)	$(40,357)

Net loss per common share:
Basic and diluted	$(0.21)	$(0.36)	$(0.87)	$(0.85)

Weighted average common shares:
Basic and diluted	46,999	47,729	46,964	47,445

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2005	September 30, 2004
Cash, cash equivalents and marketable securities	$108,594	$157,008
Other assets	10,070	16,830

Total assets	$118,664	$173,838

Convertible notes	72,000	72,000
Deferred revenue	134,375	143,750
Other liabilities	15,228	21,126

Capital	306,622	305,865
Accumulated deficit	(409,561)	(368,903)

Total stockholders’ deficit	(102,939)	(63,038)

Total liabilities and stockholders’ deficit	$118,664	$173,838